Exhibit 99.1

Phoenix Motor Inc. Regains Compliance with Nasdaq Minimum Bid Price Requirement

Anaheim, Calif.-- October 23, 2023-- Phoenix Inc. (NASDAQ: PEV) (“Phoenix” or the “Company”), a leading electrification solutions provider for medium-duty vehicles, today announced that it has received formal notice from the Listing Qualifications staff of The Nasdaq Stock Market LLC indicating that Phoenix has regained compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5450(a)(1).

To regain compliance with the Rule, the Company’s common shares were required to maintain a minimum closing bid price of $1.00 or more for at least 10 consecutive business days, which was achieved on October 20, 2023. As a result, the listing matter has been closed.

About Phoenix Motor Inc.

Phoenix Motor Inc., a pioneer in the electric vehicle (“EV”) industry, designs, builds, and integrates electric drive systems and light and medium duty EVs and sells electric forklifts and electric vehicle chargers for the commercial and residential markets. Phoenix operates two primary brands, “Phoenix Motorcars”, which is focused on commercial products including medium duty EVs (shuttle buses, school buses, municipal transit vehicles and delivery trucks, among others), electric vehicle chargers and electric forklifts, and “EdisonFuture”, which intends to offer light-duty EVs. Phoenix endeavors to be a leading designer, developer and manufacturer of electric vehicles and electric vehicle technologies. For more information, please visit: www.phoenixmotorcars.com.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties. Forward-looking statements can be identified through the use of words such as “may," "might," "will," "intend," "should," "could," "can," "would," "continue," "expect," "believe," "anticipate," "estimate," "predict," "outlook," "potential," "plan," "seek," and similar expressions and variations or the negatives of these terms or other comparable terminology. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect the Company's current expectations and speak only as of the date of this release. Actual results may differ materially from the Company's current expectations depending upon a number of factors. These factors include, among others, the coronavirus (COVID-19) and the effects of the outbreak and actions taken in connection therewith, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that are described in the "Risk Factors" section of the Company's annual report filed on Form 10-K filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in our other filings with the SEC, accessible on available on the Company’s EDGAR profile at www.sec.gov and the Investor Relations section of our website. Except as required by law, the Company does not undertake any responsibility to revise or update any forward-looking statements.

Phoenix Motor Inc. Investor Relations

Mark Hastings, Senior Vice President of Corporate Development & Strategy/Head of Investor Relations

marketing@phoenixmotorcars.com